[Union Pacific Corporation Logo]             News Release
     _________________________________________________________________
                                             Contact: 610-861-3388
                                             Harvey S. Turner
                                             Director-Public Relations
                                             Martin Tower
                                             Eighth and Eaton Avenues
                                             Bethlehem, PA 18018

                                             FOR IMMEDIATE RELEASE

     BETHLEHEM, PA, APRIL 25, 1995 -- Union Pacific Corporation (NYSE:
     UNP) announced today that its indirect wholly owned subsidiary, UP Rail, Inc., has completed its cash tender offer for all outstanding shares of common stock of Chicago and North Western Transportation Company (NYSE: CNW) at a price of $35.00 per share.

             Union Pacific stated that, based upon a preliminary count, a total of approximately 31,529,846 shares (including approximately 303,630 shares subject to guarantees of delivery or receipt of additional documentation), had been tendered pursuant to the offer, which expired at midnight, New York City time, on Monday, April 24, 1995, and that all validly tendered shares will be purchased in accordance with the terms of the offer.

             The shares tendered, together with the 12,835,304 CNW shares that Union Pacific will own upon conversion of its non-voting CNW shares, constitute approximately 99.47 percent of CNW's presently outstanding shares. There remain approximately 235,048 shares not tendered or beneficially owned by Union Pacific.

             Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 16, 1995, by and among Union Pacific, UP Rail, Inc., and CNW, three of the directors of CNW will resign and be replaced by UP designees. The remaining four CNW directors (three of whom are outside directors and one of whom is a UP designee) will remain on the Board.

             As previously announced, all CNW common shares not tendered and purchased pursuant to the offer will be acquired in a subsequent second-step merger transaction at the same $35.00 per share price. The merger is expected to occur following receipt of a determination by the Interstate Commerce Commission that the consideration paid in the merger is "just and reasonable." The receipt of such determination is expected to occur no sooner than July 1, 1995.

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